EXHIBIT 10.45

PUEBLO OF LAGUNA
P.O. Box 194
Laguna, New Mexico 87026

Office of:
The Governor	(505) 552-6598
The Secretary	(505) 552-6654
The Treasurer	(505) 552-6655

Letter of Intent

November 27, 2006
VIA EMAIL acracrealty.net
AND REGULAR MAIL
Mr. Mike Martinez
Albuquerque Commercial Realty
7900 Pennsylvania Circle NE
Albuquerque, NM 87110

Re:	Proposed Purchase of 100 acres of land, more or less, with improvements, located 17 miles west of Albuquerque, NM, north side of 140 at the Rio Puerco Exit

Dear Mr. Martinez:

We understand that you represent Bowfin Travel Centers, Inc. (“Seller”) in connection with the Seller’s offering for sale of the Property described above. This Letter of Intent sets forth the basic terms and conditions under which Pueblo of Laguna, a federally recognized Indian tribe (“Buyer”), would be prepared to enter into a binding Purchase and Sale Agreement (the “Purchase Agreement”) to purchase from Seller the real property described above, together with all improvements (including without limitation mobile homes and billboards) fixtures and personal property excluding business inventory (collectively, the “Property”), subject to the terms and conditions set forth below.

1.	Purchase Price

The Purchase Price will be $2,500,000, to be paid in cash at Closing.

2.	Earnest Money

The Purchase Agreement will provide that within three (3) business days after full execution of the Purchase Agreement Buyer will deliver to a title company mutually agreed upon by Buyer and Seller the sum of $100,000 as Earnest Money, which sum shall be deposited in an interest-bearing account. The Earnest Money will be applied to the Purchase Price at Closing. The Earnest Money will be paid to Seller as liquidated damages in the event of Buyers default.

3.	Purchase Agreement

Within ten (10) days after approval of this letter of intent by Buyer’s Tribal Council, Buyer’s legal counsel will deliver to Seller a draft of the Purchase Agreement for review and comment by Seller and its legal counsel.

Mr. Mike Martinez
November 27, 2006

4.	Inspection Period; Deliverables

During the period from the effective date of the Purchase Agreement through the 60th day thereafter (the “Inspection Period”), Buyer will have the right to undertake a full inspection and investigation of the Property and the materials to be delivered by Seller set forth below. Buyer may consult with Seller regarding any unsatisfactory matter revealed in its examination of the Property, which may be curable. However, Buyer will be entitled to terminate the Purchase Agreement in its sole discretion prior to the expiration of the Inspection Period, in which event the Earnest Money will be returned to Buyer. In the event that Buyer does not terminate the Purchase Agreement prior to the expiration of the Inspection Period, Buyer will be deemed to have accepted the condition of the Property. Not later than 20 days after the effective date of the Purchase Agreement, Seller will deliver to Buyer copies of all documents, reports and investigations in the possession or control of Seller concerning the Property and the business of Seller operated upon the Property. As soon as possible after the effective date of the Purchase Agreement, Buyer will obtain: (a) from Brian McClintok surveyors, a current ALTA survey of the real property certified to Seller, Buyer and the Title Company and which complies with the requirements for deletion of the survey exception in the owner title policy, and (b) from Souder Miller & Associates, a current Phase I environmental site assessment concerning the real property and improvements addressed to Seller and Buyer. Seller shall reimburse Buyer for the cost of such survey and environmental site assessment at Closing, or (if Buyer terminates the Purchase Agreement under the right granted therein) upon the earlier to occur of (i) the closing of the sale of the Property to another purchaser, or (ii) 150 days after the date when Buyer terminates the Purchase Agreement. Notwithstanding the foregoing, in the event that the Phase l environmental site assessment described above recommends a Phase II report or any other study, testing or investigation concerning the real property and/or improvements, Seller shall be obligated at its sole cost and expense to promptly commission such additional study, testing or investigation, and the Inspection Period shall be extended under such circumstances to the date which is 20 days after the delivery to Buyer of a Phase II report or other satisfactory documentation concerning such additional study, testing or investigation.

5.	Title

Within 20 days after the effective date of Purchase Agreement, Seller will deliver for Buyer’s review a current title commitment issued to Buyer and copies of all exception documents. Buyer will be required to make any objections to title matters or to the survey within 10 days after receipt of the last of the title commitment, the title exception documents and the survey. Seller will then have until three (3) business days before the Closing Date in which to cure any objections (though Seller shall have no obligation to cure such objections). Seller will convey good and marketable title to the Property by special warranty deed, subject to the permitted exceptions approved by Buyer in its review of title. Seller will provide, at its expense, an owner policy of title insurance issued to Buyer by the title company endorsed to delete the standard exceptions, in the full amount of the Purchase Price.

6.	Closing

Consummation of the proposed transaction (“Closing”) will take place on January 30, 2007 or such earlier date as the parties may mutually agree upon. Prorations for real estate taxes and assessments and all other items customarily prorated in similar commercial transactions will be prorated at Closing based upon the best information available at that time. Notwithstanding the foregoing, in the event that the Inspection Period is extended under Section 4 above for a Phase II report or other documentation concerning additional study, testing or investigation, the Closing shall be extended to the first business day after the expiration of 10 days after the expiration of the Inspection Period, as extended.

Mr. Mike Martinez
November 27, 2006

7.	Brokerage Commissions

Seller will pay a brokerage commission to Albuquerque Commercial Realty, as provided by separate written agreement with Seller. Buyer is not represented by and real estate agent or broker.

8.	Representations and Warranties/Assignment

The Purchase Agreement will include representations and warranties by Seller with respect to authority, good standing and authorization to do business, that there are no adverse parties are in possession of the Property, that there is no condemnation, litigation or similar proceedings pending or threatened concerning the Property, no violation of any ordinance, regulation, law or statute affecting the Property (including environmental condition), and no mechanic’s lien claims of any kind against the Property. The Purchase Agreement will provide that Buyer may assign its rights under the Purchase Agreement to an affiliate who assumes all obligations of Buyer thereunder.

9.	Confidentiality

The parties will maintain the confidentially of the terms of the transaction and the specific terms and conditions of this letter.

This letter is intended only to express the mutual intentions of Seller and Buyer on a preliminary basis, and to assist the parties in determining whether or not they will ultimately enter into a binding Purchase Agreement. This letter is not a legally binding obligation of either Buyer or Seller, it being understood that no valid and binding agreement between the parties will exist unless and until the parties execute a Purchase Agreement in form and substance satisfactory to both parties.

If the foregoing reflects the mutual intentions of Seller and Buyer, please arrange for the authorized representative of the Seller to sign a copy of this letter in the space provided below, and return it to the undersigned as soon as possible.

Sincerely,

PUEBLO OF LAGUNA

By:	/s/ Ronald E. Johnson

Ronald E. Johnson, Governor

Mr. Mike Martinez
November 27, 2006

ACCEPTED:

BOWLIN TRAVEL CENTERS, INC.

By:	/s/ Kit Johnson

Kit Johnson, Director of Operations

Date: November 27, 2006